Exhibit 10.37

FGX INTERNATIONAL HOLDINGS LIMITED

2007 Incentive Compensation Plan

Restricted Stock Unit Certificate

FGX International Holdings Limited, a British Virgin Islands corporation (the “Company”), hereby grants to the person named below restricted stock units (“Restricted Stock Units” or “RSUs”) representing the right to receive ordinary shares, no par value, of the Company (the “Award”) under and subject to the Company’s 2007 Incentive Compensation Plan (the “Plan”) on the terms and conditions set forth below and those attached hereto and in the Plan:

Name of Holder:

Number of Restricted Stock Units:

Date of Grant:

Vesting Schedule:	On , 20 ,	RSUs,

	on , 20 ,	RSUs, and

	on , 20 ,	RSUs.

The shares issuable upon vesting of this Award will not be released until all applicable withholding taxes and social insurance contribution amounts have been collected from the Holder or otherwise provided for.

FGX INTERNATIONAL HOLDINGS LIMITED

By:

HOLDER’S ACCEPTANCE

I have read and fully understand this Restricted Stock Unit Certificate and I accept and agree to be bound by the terms, conditions and restrictions contained in this Restricted Stock Unit Certificate and the Plan.

Holder

Restricted Stock Unit Terms and Conditions

1. Plan Incorporated by Reference. This Award is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. This Award is considered a Deferred Stock Award under the Plan.  Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Human Resources Department of the Company.

2. Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one ordinary share of the Company (a “Share”), subject to the fulfillment of the vesting conditions.

3. Vesting of Restricted Stock Units; Issuance of Ordinary Shares. Upon each vesting of a Restricted Stock Unit in accordance with the vesting schedule set forth on the face of this certificate (each, a “Vest Date”), subject to Section 7 below, the Company shall issue to the Holder one Share for each Restricted Stock Unit that vests on such Vest Date as soon as reasonably practicable after such Vest Date, but in no event later than March 15 of the calendar year following the calendar year in which the Vest Date for such Restricted Stock Unit occurs.

4. Award and Restricted Stock Units Not Transferable. This Award and the Restricted Stock Units are not transferable by the Holder.

5. Termination of Employment or Engagement. If the Holder ceases to maintain Continuous Service status with the Company or a Related Entity for any reason, all Restricted Stock Units that remain unvested upon such cessation shall immediately and irrevocably terminate and unvested RSUs and the underlying Shares in respect of such RSUs shall immediately and irrevocably be forfeited.

6. No Right to Shares or as a Shareholder. Except as provided in the following sentence, the Holder shall not have any right in, to or with respect to any of the Shares (including voting rights or rights with respect to dividends paid on the Shares) issuable under the Award until the Award is settled by issuance of such Shares to the Holder. The Company shall accrue Dividend Equivalents with respect to unvested RSUs held by the Holder as, and in the same form as, dividends are paid on the Company’s ordinary shares, and shall pay the accrued amounts to the Holder if and when the respective RSUs vest. Dividend Equivalents accrued with respect to unvested RSUs shall be forfeited to the Company if and when the respective RSUs are forfeited.

7. Payment of Taxes and Social Insurance Contributions. The Holder shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld or social insurance contribution amounts required by law to be paid with respect to the Shares no later than the date of the event creating the tax liability and in any event before any Shares are delivered to the Holder. The Company and its Related Entities may, to the extent permitted by law, deduct any such tax or social insurance obligations from any payment of any kind due to the Holder. The Company may, in its discretion, withhold from the Shares delivered to the Holder (rounded up to the nearest whole share) for any Vest Date such number of Shares as the Company determines is necessary to satisfy the minimum tax and social insurance contribution obligations required by law to be withheld or paid in connection with the issuance of such Shares, valued at their Fair Market Value on the date of issuance.

8. Change in Control; Other Corporate Events. Notwithstanding any other provision of the Plan or this Award, in the event of a Change in Control of the Company all unvested RSUs shall immediately vest.  Subject to the preceding sentence, in the event of a Change in Control of, or any of certain other corporate transactions with respect to, the Company, the Committee may make adjustments to this Award or the Shares issuable upon settlement hereof as provided in the Plan.

9. Securities and Other Laws. It shall be a condition to the Holder’s right to receive the Shares hereunder that the Company may, in its discretion, require (a) that the Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s ordinary shares may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the Shares to the Holder shall be exempt from registration under that Act and the Holder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Shares by the Company shall have been taken by the Company or the Holder, or both.

10. Limitation on Rights; No Right to Future Grants; Extraordinary Item. The Holder understands, acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Restricted Stock Units is a one-time benefit and does not create any contractual or other right to receive future grants of Restricted Stock Units or benefits in lieu of equity awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Restricted Stock Units are an extraordinary item, are outside the scope of the Holder’s employment contract, if any, and are not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the future value of the ordinary shares subject to the Restricted Stock Units is unknown and cannot be predicted with certainty; (g) neither the Plan, the Restricted Stock Units nor the issuance of the Shares confers upon the Holder any right to continue in the employ of (or any other relationship with) the Company or any Related Entity for any period or through any Vest Date, nor do they limit in any respect the right of the Company or any Related Entity to terminate the Holder’s employment or other relationship with the Company or any Related Entity, as the case may be, or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign the Holder from one position to another within the Company or any Related Entity, as freely as if this Award had not been made, at any time; and (h) if the Holder is not a direct employee of Company, the grant of the Restricted Stock Units will not be interpreted to form an employment relationship with the Company; and further, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Holder’s employer, the Company or any Related Entity.

11. Data Privacy. The Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award by and among, as applicable, the Company and its Related Entities for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. The Holder understands that the Company and its Related Entities hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Related Entities, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in his or her favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Holder understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Holder’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Holder’s country. The Holder understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Holder authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Holder understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Holder understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Holder understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Holder understands that he or she may contact his or her local human resources representative.